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                                  EXHIBIT 10.11

                          [LETTERHEAD OF IMANAGE, INC.]



May 4, 1999

Mr. Philip B. Uchno
430 Los Altos Avenue
Los Altos, CA  94022

Dear Phil:

I am pleased to offer you a position with iManage, Inc. (the "Company") as a Vice President of Worldwide Sales. You will report directly to the Chief Executive Officer and your anticipated start date will be May 5, 1999.

If you decide to join us, your Compensation package would be based on a total annual earnings package of $300,000.00 as follows:

1. For the year ending December 31, 1999, the total annual earnings ("TAE") prorated from your May 5, 1999 start date would equate to $200,000.00 consisting of:

        a) a monthly salary of $12,500.00 ($150,000.00 annualized), which will be paid semi-monthly in accordance with the Company's normal payroll procedures,

        b) a 1999 incentive bonus of $33,333.00 based on achievement of mutually defined MBO's, which will be mutually agreed to by 5/31/99, and

        c) a 1999 revenue and profitably plan incentive of $66,667.00 based upon achievement of the Company's 1999 revenue and profitability plan.

        As an advance towards your annual incentives, you will be provided a monthly draw of $4,167.00 from your date of hire through December 31, 1999. This monthly draw is non-recoverable in the event your 1999 incentives are not achieved. However, this monthly draw will not increase TAE.

2. We will recommend that the Board of Directors grant you an option to purchase 200,000 shares of iManage, Inc. common stock with an exercise price equal to the then current fair market value of common stock, as determined by the Board of Directors. Subject to your continued employment with the Company, the option shares will vest on a monthly basis in forty-eight (48) equal monthly installments from your first day of employment. In the event you decide to terminate your employment with the Company within the first twelve (12) months, or if the Company terminates your employment for Cause, during the first twelve months, the Company will have the right to repurchase the vested options at the original option price. Change in role: If iManage, Inc. chooses to otherwise terminate you in the role of VP of Worldwide Sales and in the event that you and iManage, Inc. do not come to a mutually agreeable role or assignment, your stock vesting shall remain in effect. This option will be subject to the terms of the Company's 1997 Stock Option Plan and standard form of Incentive Stock Option Agreement (the "Option Agreement").

        We will also recommend to the Board of Directors that you be granted an incentive stock option to purchase an additional 30,000 shares of iManage, Inc. common stock with an exercise price equal to the then current fair market value of common stock, as determined by the Board of Directors. Subject to your continued employment with the Company, twenty-five percent (25%) of the option shares will vest two years from your first day of employment, and the remaining shares will vest in thirty-six (36) equal monthly installments thereafter. If the Company's 1999 revenue and profitability plan is achieved, the vesting start date will accelerate one year. This option will be subject to the terms of the Company's 1997 Stock Option Plan and standard form of Incentive Stock Option Agreement (the "Option Agreement").


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3.      In addition you will be eligible for the Company's standard benefits package including paid vacation and 401(k) plan.

4. In the event of your Constructive Termination (as defined below) within twelve (12) months following a Transfer of Control (as such term is defined in Section 8.1(b) of the Plan), and provided you execute a release in the form attached hereto as Exhibit A, the vesting and exercisability of the outstanding stock options granted to you in item 2 above will immediately accelerate in an amount equal to fifty percent (50%) of the remaining unvested options as of the date of the Constructive Termination.

        "Constructive Termination" means a termination of your employment by the Company (or any successor entity) other than for Cause, or your resignation from the Company (or any successor entity) within thirty
        (30) days following an event deemed to be Good Reason.

        "Cause" means (A) willful misconduct or gross negligence in performance of your duties hereunder, including your refusal to comply in any material respect with the legal directives of the Company's Board of Directors; (B) dishonest or fraudulent conduct, a deliberate attempt to do an injury to the Company, or conduct that materially harms the Company or is materially detrimental to the Company's reputation, including any felony conviction; or (C) a breach of any element of the Company's Employee Inventions and Proprietary Rights Assignment Agreement, including without limitation, theft or other misappropriation of the Company's proprietary information.

        "Good Reason" means (A) a material adverse change in your position; or
        (B) a material reduction of your base salary and inventive plan, unless such reduction is in connection with similar decreases of the other members of the Company's management team.


If you choose to accept this offer, your employment with the Company will be voluntarily entered into and will be for no specified period. As a result, you will be free to resign at any time, for any reason or for no reason, as you deem appropriate. The Company will have a similar right and may conclude its employment relationship with you at any time, with or without cause.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association in San Jose, California. HOWEVER, we agree that this arbitration provision shall not apply to any dispute or claim relating to or arising out of the misuse or misappropriation of the Company's trade secrets or proprietary or confidential information.

To indicate your acceptance of the Company's offer, please sign and date this letter in the space provided below and return it to me. A duplicate original is enclosed for your records. This offer of employment will expire at 5:00 p.m. on Tuesday, May 4, 1999.

You will be required to sign an Employee Inventions and Proprietary Rights Assignment Agreement as a condition of your employment. This letter, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by the Company and by you.


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We look forward to working with you at iManage, Inc. Welcome aboard!


Sincerely,

/s/ Mahmood Panjwani

Mahmood Panjwani
President and CEO
iManage, Inc.

AGREED TO AND ACCEPTED



/s/ Phil Uchno                              May 5, 1999
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Phil Uchno                                  Date


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                                    Exhibit A
                                Release of Claims


In consideration for the benefits to be received under that offer letter dated May 4, 1999 to which this Release is attached as Exhibit A, _________________ ("Executive") and his successors release the Company its affiliates and their shareholders, investors, directors, officers, employees, agents, attorneys, legal successors and assigns of and from any and all rights, claims, actions and causes of action, whether now known or unknown, which Executive now has, or at any other time had, or shall or may have against the released parties based upon or arising out of any matter, cause, fact, thing, act or omission whatsoever occurring or existing at any up to and including the date on which this Release becomes effective, including, but not limited to, (i) any claim or right to any stock or stock options of the Company or any affiliate thereof or successor thereto, (ii) breach of contract, wrongful termination, fraud, defamation, infliction of emotional distress, or (iii) discrimination or harassment on the basis of national origin, race, age, sex, sexual orientation, disability or other prohibited classifications under the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Americans With Disabilities Act, the Fair Employment and Housing Act or any other applicable law.

Executive acknowledges that he has read Section 1542 of the Civil Code of the State of California, which states in full:

               A general release does not extend to claims which the Creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

Executive waives any rights that he has or may have under Section 1542 to the full extent that he may lawfully waive such rights pertaining to this general release of claims, and affirms that he is releasing all known and unknown claims that he has or may have against the parties listed above.

Executive understands that he should consult with an attorney prior to signing this Release and that he is giving up any legal claims he has against the parties released above by signing this Release. If Executive is over forty (40) years of age, Executive further understands that has up to 21 days to consider this Release, that he may revoke it any time during the 7 days after he signs it, and that it shall not become effective until that 7-day period has passed. Executive acknowledges that he is signing this Release knowingly, willingly and voluntarily in exchange for the benefits described herein.


Signature   /s/ Phil Uchno                  Date:    May 5, 1999
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